UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2008

ZEALOUS TRADING GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-26383 (Commission File Number)	88-0325940 (I.R.S. Employer Identification Number)

1800 Century Park East, Suite 200, Los Angeles, California 90067
 (Address of principal executive offices) (zip code)

(310) 895-7778
 (Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 1.01  Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below.  The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

On March 3, 2008, Zealous Trading Group, Inc. (the “Company”) entered into a Asset Purchase Agreement dated March 3, 2008 (the “Agreement”), with Transfer Online Technologies Development, LLC (“TOLTD”), pursuant to which the Company purchased from TOLTD all rights, title and interest in and to the online/electronic trading platform, including without limitation, the source code, software, any and all intellectual property rights and title related to such trading platform, excluding any licenses for third party software necessary for the performance of the trading platform.   The purchase price was $1,000,000, which was paid as follows: (i) $93,500 in cash and (ii) a mandatory convertible note in the principal amount of $906,500.  The convertible note bears interest at the rate of 6% per year, commencing on October 11, 2007 and interest and principal are payable in full on March 3, 2009.  The principal and accrued interest on the convertible note is automatically convertible into shares of common stock of the Company at a rate of $0.08 per share (the average market price of the stock on October 11, 2007, when the terms of the transaction were agreed upon).  The note is convertible upon the Company obtaining shareholder approval to amend its Articles of Incorporation to increase the authorized shares of common stock of the Company to 1,500,000,000 and such amendment being filed with the Secretary of State of the State of Nevada.  The convertible note has customary default provisions.  The closing of the transaction is subject to the approval of the Company’s board of directors.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated March 3, 2008
10.2	Convertible Promissory Note dated March 3, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 5, 2008	Zealous Trading Group, Inc.

	By:	/s/ Milton C. Ault, III
Milton C. Ault, III
President and Chief Executive Officer

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